April 29, 2009

Mr. Andrew L. Tussing

Co-Founder and Chief Operating Officer

Vaccinogen, Inc.

5300 Westview Drive, Suite 406

Frederick, MD 21703

RE:	CAPITAL INTROUCTION AGREEMENT

Dear Andy:

Further to our conversations and our review of due diligence material, we at Alms & Associates (“ALMS”) set forth the following proposal to assist Vaccinogen, Inc. (“VAC”) with respect to its efforts to raise/introduce equity capital.

Notwithstanding the foregoing, as introducers, ALMS cannot make commitments on behalf of VAC, it being understood that VAC would need to review, consider, negotiate and formally approve the structure and terms of any Investment transaction.

Compensation/Fee for Services:

ALMS shall be paid a Performance Fee based on all funds raised and received by VAC, or assets or values transferred to VAC, by persons introduced to VAC by ALMS or by reason of ALMS’s efforts, whether directly or indirectly, via other capital raisers or introducers (“Other Introducers”). Other Introducers will be listed in Schedule A.

Cash Compensation:

7% of the gross proceeds of direct financing

4.5% of the gross proceeds of financing directed by Other Introducers. However, all cash compensation paid that involves other introducers will not exceed 7% in aggregate.

Equity Compensation:

In addition to the Performance Fee described above, ALMS shall also receive a right to purchase that number of common shares of VAC as will equal Five Percent (5%) of the equity or equivalent securities purchased by investors or other parties introduced by ALMS (the “Equity Warrant”). The exercise price of the Equity Warrant will be equal to the price paid for the equity or equivalent securities by the said investors or other parties. Notwithstanding the foregoing, the parties agree that ALMS’s right to receive the Equity Warrant will only accrue, and said Equity Warrant will only be issued upon the closing of an Investment. For example, if an ALMS introduced investor makes an Investment of Twenty Million Dollars ($20,000,000) in VAC by acquiring Five Million (5,000,000) common shares of VAC at Four Dollars ($4.00) per share, ALMS will receive an Equity Warrant to purchase Two Hundred Fifty Thousand (250,000) common shares of VAC, with an exercise price of Four Dollars ($4.00) per share. The parties agree that the Equity Warrant, once issued, will be exercisable for a period of five (5) years following the date of its issuance and the underlying shares will have all piggyback and registration rights attached to them.

If equity compensation is paid to any Other Introducers, ALMS will receive 2.5% in equity warrants but not to exceed the aggregate amount of 5%.

Additional Points:

This Agreement shall remain in effect for Eighteen (18) months from the date indicated at the top of this Agreement, unless extended or cancelled in writing by mutual agreement of the parties. Notwithstanding the foregoing, all of the fees described above shall become due and payable to ALMS, and shall be paid to ALMS, in accordance with the terms hereof for a period of not less than eighteen (18) months following the termination of this Agreement.

Subject to the provisions above the parties further agree that ALMS will be VAC'S advisor with respect to this funding activity in a non-exclusive role, and that in the event funding is received by VAC from a party not introduced by ALMS, directly or indirectly, but ALMS participation was requested in writing by VAC, ALMS will be entitled to, and shall be paid, as provided for above, Seventy Five Percent (75%) of each of the fees described above.

VAC agrees to reimburse ALMS for reasonable “out of pocket” expenses incurred in connection with the services to be performed by ALMS hereunder, provided that VAC written approval is obtained in advance. Under no circumstances will this amount exceed $5,000.

The parties hereto hereby agree to use their best efforts to comply with the terms hereof and to execute any and all such further documents or instruments required by either party to carry out and effectuate the terms and conditions of this Agreement. This Agreement may only be assigned with written approval by both parties.

VAC represents and warrants to ALMS that the undersigned is duly authorized to execute and enter into this Agreement, and that all information relating to VAC furnished by it or on its behalf to ALMS will be complete, accurate and not misleading. In addition, VAC shall indemnify ALMS, its members and its affiliates against any liability arising out of this Agreement or the transactions contemplated hereby, except to the extent, if any, such liability is directly attributable to ALMS’s willful misconduct. However, ALMS makes no representations and warranties of any kind with respect to prospective investors.

In the event that any party to this Agreement shall initiate legal action under the terms of this Agreement, the prevailing party shall be entitled to reasonable attorneys’ fees and court costs. No amendments or additions to this Agreement shall be binding unless in writing and signed by both parties. In the event any party in this Agreement is held to be invalid, void, or unenforceable, the rest of the Agreement shall, nonetheless, remain in full force and effect and shall in no way be affected, impaired, or invalidated. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction will be applied against any person. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, assigns, and legal representatives. The parties agree that this Agreement will be considered signed when the signature of a party is delivered by facsimile transmission, and that such facsimile transmission shall be treated in all respects as having the same effect as an original signature.

The terms of this Agreement shall be interpreted in accordance with the laws of the State of Maryland, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of Maryland or any other jurisdiction) that would cause the application of the laws of any other jurisdiction. Each party hereto also waives personal service of any and all process upon it and consents that all such service of process shall be made by certified mail directly to said party at the address set forth below the signature of each part's authorized representative.

We look forward to a productive relationship.

Sincerely,	ACCEPTED AND AGREED TO:

/s/ Andrew L. Tussing
Steven Alms	By: Andrew L. Tussing
President	Co-Founder & Chief Operating Officer
Alms & Associates	Vaccinogen, Inc.
9256 Bendix Road, Suite 300	5300 Westview Drive, Suite 406
Columbia, MD 21045	Frederick, MD 21703

Date	Date

Schedule A

Other Introducers

Windsor Capital, Ltd